Exhibit T3A.45.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
     Atlantic Shipping Co., Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
          RESOLVED, that the Certificate of Incorporation of Atlantic Shipping Co., Inc. be amended by changing the First Article thereof so that, as amended, said Article First shall be and read as follows:
          FIRST: The name of the Corporation is The CIT Group/Commercial Services, Inc. (Va.)
     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, said Atlantic Shipping Co., Inc. has caused this certificate to be signed by Corinne Taylor, its Assistant Secretary, this 23 day of December, 1999.

Atlantic Shipping Co., Inc.

By:	/s/ Corinne Taylor

Corinne Taylor, Assistant Secretary